Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CRH Medical Corporation

We consent to the incorporation by reference in the registration statement (No. 333-206945, No. 333-206946, No. 333-218971, No.333-218985, No. 333-230769, No. 333-230770, and No. 333‑251288) on Form S-8 of CRH Medical Corporation (the Company) of our reports dated March 16, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.

Our report dated March 16, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	The Company did not have effective continuous risk assessment processes and there were insufficient resources to adequately assess risk.
•

The Company was unable to rely on internal controls within the service organization used to process anesthesia claims and revenue because that service organization did not provide a third-party attestation report with regard to internal controls over those processes and the Company’s existing review controls did not operate at a sufficient level of precision to compensate for this deficiency.

•

The Company had a combination of control deficiencies within its information technology (IT) general and application controls across the systems supporting the Company’s financial reporting processes, including access controls related to maintaining appropriate segregation of duties and super-user access. The Company concluded that process-level automated controls and manual controls that were dependent upon IT general controls, information and data derived from impacted IT systems were ineffective.

•	The Company did not involve personnel with sufficient knowledge and practical experience in performing the discounted cash flow modelling utilized in the impairment evaluation of intangible assets.

/s/ KPMG LLP

Chartered Professional Accountants

March 16, 2021

Vancouver, Canada